Exhibit 99.4
CONSENT OF CREDIT SUISSE SECURITIES (USA) LLC
Board of Directors
Quanta Services, Inc.
1360 Post Oak Blvd.
Suite 2100
Houston, TX 77056

Members of the Board:
     We hereby consent to the inclusion of (i) our opinion letter, dated March 17, 2007, to the Board of Directors of Quanta Services, Inc. (“Quanta”) as Annex B to the joint proxy statement/prospectus included in the Registration Statement of Quanta on Form S-4 (the “Registration Statement”) relating to the proposed merger involving Quanta and InfraSource Services, Inc., and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled “SUMMARY—Opinions of Financial Advisors—Opinion of Quanta’s Financial Advisor,” “RISK FACTORS—Risk Factors Relating to the Merger—The fairness opinions obtained by Quanta and InfraSource from their respective financial advisors will not reflect changes in circumstances between signing the merger agreement and the completion of the merger,” “THE MERGER—Background of the Merger,” “THE MERGER—Recommendation of the Quanta Board of Directors and Its Reasons for the Merger” and “THE MERGER—Opinion of Quanta’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Credit Suisse Securities (USA) LLC CREDIT SUISSE SECURITIES (USA) LLC
Date: April 20, 2007